FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-207361-07

From: Cs Sp Syndicate (CREDIT SUISSE SECURI) <cssyndicate@bloomberg.net>

Date: Friday, Nov 17, 2017, 1:14 PM

Subject: *LAUNCH* $740+mm CSAIL 2017-CX10 **PUBLIC CMBS**

CSAIL COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2017-CX10

JOINT BOOKRUNNERS : Credit Suisse, Natixis

	RATINGS	AVAIL	WAL		UW NOI
CLS	F/K/SP	SIZE $MM	YRS	P.WIN	LTV%	D/Y%	BNCH	SPRD
A1	AAA/AAA/AAA	14.279	2.71	1-58	34.6	18.3	IntS +	25
A2	AAA/AAA/AAA	78.339	4.85	58-59	34.6	18.3	IntS +	48
A3	AAA/AAA/AAA	137.333	6.82	81-84	34.6	18.3	IntS +	70
A4	AAA/AAA/AAA	98.174	9.46	105-118	34.6	18.3	IntS +	75
A5	AAA/AAA/AAA	227.664	9.92	118-120	34.6	18.3	IntS +	77
ASB	AAA/AAA/AAA	18.431	6.89	59-105	34.6	18.3	IntS +	63
AS	AAA/AAA/AAA	89.209	9.96	120-120	40.0	15.8	IntS +	98
B	AA-/AA-/AA-	47.168	9.96	120-120	42.8	14.7	IntS +	120
C	A-/A-/A-	29.735	9.96	120-120	44.6	14.2	IntS +	170

* Expected Settle	: 11/30/17	* Format	: SEC-Registered
* First Pay Date	: 12/15/17	* Min Denoms	: $10k by $1
* Expected Ratings	: F/K/S	* ERISA	: Yes
* Ticker	: CSAIL 2017-CX10	* Timing	: Pricing Today

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Investors are urged to read the final prospectus relating to these securities because it contains important information regarding the offering that is not included herein. The issuer, the underwriters or any dealer participating in the offering will arrange to send you the final prospectus if you request it by calling toll-free 1-800-221-1037.

The asset-backed securities referred to in these materials, and the asset pool backing them, are subject to modification or revision (including the possibility that one or more classes of securities may be split, combined or eliminated at any time prior to issuance or availability of a final prospectus) and are offered on a "when, as and if issued" basis.

The information contained in these materials may be based on assumptions regarding market conditions and other matters as reflected herein. Credit Suisse Securities (USA) LLC and the other underwriters make no representation regarding the reasonableness of such assumptions or the likelihood that any such assumptions will coincide with actual market conditions or events, and these materials should not be relied upon for such purposes. The underwriters and their respective affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of these materials, may, from time to time, have long or short positions in, and buy and sell, the securities mentioned herein or derivatives thereof (including options). Credit Suisse Securities (USA) LLC and the other underwriters may have an investment or commercial banking relationship with the issuer.

Information in these materials is current as of the date appearing on the material only. This free writing prospectus is not required to contain all information that is required to be included in the prospectus. The information in this free writing prospectus is preliminary and subject to change. Information in these materials regarding any securities discussed herein supersedes all prior information regarding such securities. These materials are not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal. You should consult your own counsel, accountant and other advisors as to the legal, tax, business, financial and related aspects of a purchase of these securities.

The issuer has filed a registration statement (including a prospectus) with the SEC (registration statement file no. 333-207361) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037. The securities may not be suitable for all investors.

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